EXHIBIT 3.01

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

UFP TECHNOLOGIES, INC.

UFP TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation, at meeting held on February 24, 1999 at which a quorum was present, adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that such proposed amendment be considered at the next Annual Meeting of Stockholders which was held on June 9, 1999.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of the Corporation be amended by striking out Article EIGHTH thereof in its entirety, and by substituting in lieu thereof the following new Article EIGHTH:

“EIGHTH:  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a)  The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

(b)  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. No election of Directors need be by written ballot.

(c)  The Directors of the Corporation shall be classified in respect to the time for which they shall hold office by dividing them into three classes, each class to consist of approximately the same number of Directors, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class II and the other shall be a member of Class III, unless otherwise provided from time to time by resolution adopted by the Board of Directors.   Directors shall hold office until the third annual meeting following the annual meeting at which they were elected; provided, however, that the Directors first elected to Class I shall hold office for the term ending on the date of the annual meeting in 2000; the Directors first elected to Class II shall hold office for the term ending on the date of the annual meeting in 2001; and the Directors first elected to Class III shall hold office for the term ending on the date of the annual meeting in 2002; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.  Vacancies in the Board of Directors may be filled only by the Directors.  Any person elected by the Directors to fill a vacancy in the Board shall hold office until the expiration of the term of office for the class of Directors to which elected and thereafter until his successor is chosen and qualified.  In the event of any increase or decrease in the authorized number of directors, (x) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (y) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that the classes have as nearly as possible the same number of directors.  To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

(d)  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

(e)  Notwithstanding any other provision of law, all action required to be taken by the stockholders of the Corporation shall be taken at a meeting duly called and held in accordance with law and with the Certificate of Incorporation and the By-laws, and not by written consent.”

SECOND:  That at the Annual Meeting of the Stockholders of said corporation, which was held on June 9, 1999, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said UFP TECHNOLOGIES, INC. has caused this Certificate to be signed by R. Jeffrey Bailly, its President, this 9th day of June, 1999.

UFP TECHNOLOGIES, INC.

/s/ R. Jeffrey Bailly
R. Jeffrey Bailly
President & Chief Executive Officer

CERTIFICATE OF DESIGNATIONS

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

UFP TECHNOLOGIES, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

UFP Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on January 13, 1999:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby designates 20,000 shares of the Corporation’s Preferred Stock, par value $0.01 per share, as “Series A Junior Participating Preferred Stock” of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section 1.                                            Designation and Amount.  The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 20,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2.                                            Dividends and Distributions.

(A)                              Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)                                The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C)                                Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.                                            Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)                              Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)                                Except as otherwise provided in the Certificate of Incorporation of the Corporation, as amended, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)                                Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.                                            Certain Restrictions.

(A)                              Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                                     declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)                                  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

(B)                                The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.                                            Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation of the Company, as amended, including any Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.                                            Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.                                            Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of

Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.                                            Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

Section 9.                                            Ranking. Unless otherwise provided in the Certificate of Incorporation, as amended, or a Certificate of Designations relating to a subsequently-designated series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to any other series of the Corporation’s preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

Section 10.                                      Amendment.  The Certificate of Incorporation of the Corporation, as amended, shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Section 11.                                            Fractional Shares.  Series A Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other  than one one-thousandth of a share or any integral multiple thereof.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Vice President, C.F.O. and Treasurer this 13th day of January, 1999.

UFP TECHNOLOGIES, INC.

/s/ Ronald J. Lataille
Ronald J. Lataille
Vice President, C.F.O. and Treasurer

CERTIFICATE OF INCORPORATION

OF

UFP TECHNOLOGIES, INC.

AS AMENDED ON

JUNE 28, 1996

The undersigned, a natural person, for the purposes of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter l, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and generally known as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is UFP Technologies, Inc.

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, County of Kent, Delaware 19901; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

THIRD:  The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be (a) to engage in the manufacture, sale, research and development of packaging and specialty products and (b) any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

(a)  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 20,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

(b)  The Preferred Stock may be issued and designated by the Board of Directors, in one or more classes or series and with such rights, powers, preferences and terms and at such times and for such consideration as the Board of Directors shall determine, without further stockholder action. With respect to each class or series of

Preferred Stock, prior to issuance, the Board of Directors by resolution shall designate that class or series to distinguish it from other classes and series of stock of the Corporation, shall specify the number of shares to be included in the class or series, and shall fix the rights, powers, preferences and terms of the shares of the class or series, including, but without limitation: (i) the dividend rate, which may be fixed or variable, its preference as to any other class or series of capital stock, and whether dividends will be cumulative or noncumulative; (ii) whether the shares are to be redeemable and, if so, at what times and prices (which price or prices may, but need not, vary according to the time or circumstances of such redemption) and on what other terms and conditions; (iii) the terms and amount of any sinking fund provided for the purchase or redemption of the shares; (iv) whether the shares shall be convertible or exchangeable and, if so, the times, prices, rates, adjustments and other terms of such conversion or exchange; (v) the voting rights, if any, applicable to the shares in addition to those prescribed by law; (vi) the restrictions and conditions, if any, on the issue or reissue of any additional shares of such class or series or of any other class or series of Preferred Stock ranking on a parity with or prior to the shares of such class or series; (vii) whether, and the extent to which, any of the rights, powers, preferences and terms of any such class or series may be made dependent upon facts ascertainable outside of the Certificate of Incorporation or outside the resolution or resolutions providing for the issuance of such class or series by the Board of Directors, provided that the manner in which such facts shall operate is clearly set forth in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors; and (viii) the rights of the holders of such shares upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

FIFTH:  The name and the mailing address of the incorporator is as follows:

NAME	ADDRESS

Owen B. Lynch	101 Federal Street
Boston, MA. 02110-1800

SIXTH:  The Corporation shall have perpetual existence.

SEVENTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a)  The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

(b)  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. No election of Directors need be by written ballot.

(c)  The Board of Directors of the Corporation may adopt, amend or repeal the By-Laws of the Corporation at any time after the original adoption of the By-Laws according to Section 109 of the General Corporation Law of the State of Delaware; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an amendment to this Certificate of Incorporation, in an initial By-Law, or in a By-Law adopted by the stockholders of the Corporation entitled to vote.

(d)  Notwithstanding any other provision of law, all action required to be taken by the stockholders of the Corporation shall be taken at a meeting duly called and held in accordance with law and with the Certificate of Incorporation and the By-laws, and not by written consent.

NINTH:

(a)  The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b)  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this paragraph (b) of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

TENTH:  From time to time, subject to the provisions of this Certificate of Incorporation (including without limitation the provisions of paragraph (d) of Article Eleventh and of Article Twelfth), any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Tenth.

ELEVENTH:

(a)  Any direct or indirect purchase or other acquisition in one or more transactions by the Corporation or any Subsidiary of any of the outstanding Voting Stock of any class from any one or more individuals or entities known by the Corporation to be a Related Person, who has beneficially owned such security or right for less than two years prior to the date of such purchase, at a price in excess of the Fair Market Value shall, except as hereinafter provided, require the affirmative vote of the holders of at least two-thirds of the shares of Voting Stock, voting as a single class, excluding any votes cast with respect to shares of Voting Stock beneficially owned by such Related Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of (i) a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Exchange Act and the rules and regulations thereunder, or any successor rule or regulation or (ii) pursuant to an open-market purchase program conducted in accordance with the requirements of Rule 10b-18 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act or any successor rule or regulation.

(b)  A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Eleventh including, without limitation, (i) whether a person is a Related Person, (ii) the number of shares of Voting Stock beneficially owned by any person and (iii) whether a price is in excess of Fair Market Value.

(c)  Nothing contained in this Article Eleventh shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

(d)  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article Eleventh.

TWELFTH:  Except as otherwise provided in this Certificate of Incorporation, the By-laws, any designation of terms pursuant to Section 151 of the General Corporation Law of the State of Delaware, any vote required by stockholders pursuant to said General Corporation Law, other than the election of directors (which shall not be affected by this provision), shall be effective if recommended by a majority of the Continuing Directors and the vote of a majority of each class of stock outstanding and entitled to vote thereon; and if not recommended by a majority of the Continuing Directors, then by the vote of 80% of each class of stock outstanding and entitled to vote thereon.

THIRTEENTH:

Definitions

The following definitions shall apply for the purpose of Articles Eleventh and Twelfth only:

(a)  “Affiliate” shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

(b)  “Associate” shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

(c)  “Continuing Director” shall mean any member of the Board of Directors who is not an Affiliate of any Related Person and who was a member of the Board of Directors prior to the time that any such Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with any Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors. Notwithstanding the above, a majority of the then existing Continuing Directors can deem a new director to be a Continuing Director, even though such person is Affiliated with a Related Person.

(d)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, from time to time.

(e)  “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(f)  “Massachusetts Predecessor” shall mean UFP Technologies, Inc., a Massachusetts corporation.

(g)  “Merger Date” shall mean the date upon which the Massachusetts predecessor merges with and into the Corporation.

(h)  “Person” shall mean any individual, firm, corporation or other entity.

(i)  “Related Person” shall mean any Person (other than the Corporation, any Subsidiary or any individual who is a stockholder of the Corporation on the Merger Date) which, together with its Affiliates and Associates and with any other Person (other than the Corporation, any Subsidiary or any individual who is a stockholder of the Corporation on the Merger Date) with which it or they have entered into, after the Merger Date, any agreement, arrangement or understanding with respect to acquiring, holding or disposing of Voting Stock, acquires beneficial ownership (as defined in Rule 13d-3 of the Exchange Act, except that such term shall include any Voting Stock which such person has the right to acquire, whether or not such right may be exercised within 60 days), directly or indirectly of more than 5% of the voting power of the outstanding Voting Stock after the Merger Date.

(j)  “Subsidiary” shall mean any corporation in which a majority of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

(k)  “Voting Stock” shall mean all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

Signed on the 14th day of October, 1993.

/s/ Owen B. Lynch
Owen B. Lynch
Incorporator

(Article Fourth amended by the Board of Directors on April 18, 1996 and approved by the stockholders on June 6, 1996).